Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Jeffrey P. Hayden, CFA, VP—Investor Relations (713) 328-1044 Kim Pinyopusarerk, Manager—Investor Relations (713) 358-6430

CARRIZO OIL & GAS ANNOUNCES EAGLE FORD SHALE ACQUISITION AND ESTIMATED THIRD QUARTER PRODUCTION

HOUSTON, October 24, 2016—Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that it has agreed to acquire Eagle Ford Shale properties from an affiliate of Sanchez Energy Corporation for $181 million in cash, subject to customary closing adjustments. Additionally, Carrizo is providing estimated third quarter production.

Acquisition Highlights

•	Approximately 15,000 net bolt-on acres located primarily in the core volatile oil window of the Eagle Ford Shale in LaSalle, Frio, and McMullen counties, TX

•	Estimated net production during September of approximately 3,100 Boe/d (61% oil) from 112 gross (93 net) wells

•	Net proved reserves, based on the Company’s internal estimates, of 14.5 MMBoe (71% oil, 56% developed)

•	Approximately 80 net de-risked drilling locations based on a single layer development in the Lower Eagle Ford Shale, with additional upside potential from stagger-stack development, infill drilling, and additional zones

•	Acreage is 100% operated with no additional drilling requirements

On October 24, 2016, Carrizo signed a purchase and sale agreement to acquire approximately 15,000 net acres located primarily in the volatile oil window of the Eagle Ford Shale. Following the closing of the transaction, Carrizo will hold over 100,000 net acres in the Eagle Ford Shale, concentrated in LaSalle, McMullen, and Atascosa counties. Based on the Company’s current development spacing assumptions, which include only a single layer within the Lower Eagle Ford Shale, the acquisition increases Carrizo’s drilling inventory in the play to approximately 1,100 net locations.

The transaction has an effective date of June 1, 2016, and is currently expected to close by mid-December, 2016. Carrizo plans to fund the acquisition with the proceeds from a separately-announced equity financing.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented, “We are pleased to announce this bolt-on acquisition in the Eagle Ford Shale, as it increases our acreage position in the play by more than 15% and expands our Core inventory in it by approximately 10%, with additional upside possible from a combination of infill drilling and multi-zone development. A number of the acquired properties are also contiguous with our Core acreage position, which should allow us to capitalize on efficiencies such as the ability to drill longer lateral wells from our existing leasehold. In addition to the increased inventory and potential operational efficiencies, we also believe the transaction is accretive on a variety of financial metrics, including cash flow and earnings per share.”

Third Quarter 2016 Update

Estimated production volumes during the third quarter of 2016 were 3,750 MBoe, or 40,762 Boe/d, an increase of 13% versus the third quarter of 2015. The year-over-year production growth was driven by strong results from the Company’s Eagle Ford Shale and Delaware Basin assets, as well as a lower level of voluntary curtailments in its Marcellus Shale assets. Oil production during the third quarter of 2016 averaged 24,488 Bbls/d, while natural gas and NGL production averaged 69,262 Mcf/d and 4,730 Bbls/d, respectively. Estimated third quarter of 2016 production exceeded the high end of Company guidance due primarily to stronger-than-expected performance from the Company’s Eagle Ford Shale and Delaware Basin assets as well as lower-than-planned levels of voluntary curtailments in its Marcellus Shale assets.

Hedging Update

Since June 30, 2016, Carrizo has added crude oil hedges for the second half of 2017. For the third and fourth quarters of 2017, the Company added swaps covering 6,000 Bbls/d and 3,000 Bbls/d of crude oil at average fixed prices of $54.15/Bbl and $55.01/Bbl, respectively. For 2017, Carrizo now has swaps covering an average of approximately 8,200 Bbls/d of crude oil at an average fixed price of $51.30/Bbl.

Additionally, the Company recently added natural gas hedges for 2017. For the full year of 2017, Carrizo added swaps covering 20,000 MMBtu/d of natural gas at an average fixed price of $3.30/MMBtu.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Delaware Basin in West Texas, the Niobrara Formation in Colorado, the Utica Shale in Ohio, and the Marcellus Shale in Pennsylvania.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, capital expenditure and other spending plans, economical basis of wells or inventory, rig program, effect of transactions offsetting hedge positions, production, average well returns, the acquisition of Eagle Ford Shale properties from Sanchez Energy Corporation (including timing, purchase price, consummation, financing, benefits upside, efficiencies and other effects thereof), the estimated production results and financial performance of such properties, effects of transactions, targeted ratios and other metrics, the ability to acquire additional acreage, midstream infrastructure availability and capacity, timing, levels of and potential production, downspacing, crude oil production potential and growth, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, resource potential, well costs, breakeven prices, production mix, development plans, growth, midstream matters, use of proceeds, hedging activity, the ability to maintain a sound financial position, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and testing, failure of actual production to meet expectations or estimations, performance of rig operators, spacing test results, availability of gathering systems, costs of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, satisfaction of closing conditions and failure of the acquisition to close, purchase price adjustment, integration and effects of acquisitions, market and other conditions, risks regarding financing, capital need, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2015 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.